Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-3 of Pioneer Southwest Energy Partners L.P. and in the related Prospectus (collectively, the “Registration Statement”) of the Pioneer Southwest Energy Partners L.P. Annual Report on Form 10-K for the year ended December 31, 2008, and the Current Report on Form 8-K filed on October 19, 2009, which uses the name Netherland, Sewell & Associates, Inc., refers to Netherland, Sewell & Associates, Inc., and includes information from our audit letters prepared for Pioneer Southwest Energy Partners L.P. We further consent to the use of our name in the “Experts” section of the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ G. Lance Binder
G. Lance Binder, P.E.
Executive Vice President

Dallas, Texas
October 19, 2009